EXHIBIT 99.1

Contact:	Investor Relations
W. Douglass Harris
William Lyon Homes
(949) 833-3600

WILLIAM LYON HOMES REPORTS RECORD SECOND QUARTER ORDERS,

UP 19%, AND RECORD SECOND QUARTER BACKLOG, UP 39%

NEWPORT BEACH, CA—July 7, 2004—William Lyon Homes (NYSE: WLS) announced today preliminary net new home orders and backlog information for the three months ended June 30, 2004 which were at record levels.

Net new home orders for the three months ended June 30, 2004 were 1,127, a record for any quarter in the Company’s history and an increase of 19% as compared to 948 for the three months ended June 30, 2003.

The Company’s backlog of homes sold but not closed was 2,088 at June 30, 2004, a record for any quarter in the Company’s history and an increase of 39% as compared to 1,507 at June 30, 2003.

	Three Months Ended June 30,
	2004	2003
Number of net new home orders:
California	630	658
Arizona	278	123
Nevada	219	167

	1,127	948

Average number of sales locations during period:
California	32	26
Arizona	7	7
Nevada	7	6

	46	39

Backlog of homes sold but not closed at end of period:
California	1,432	1,033
Arizona	423	234
Nevada	233	240

	2,088	1,507

The Company’s net new home orders for the three months ended June 30, 2004 include 276 homes from 14 joint venture communities, compared to 189 homes from 11 joint venture communities in the three months ended June 30, 2003.

The Company’s number of net new home orders per average sales location increased to 24.5 for the three months ended June 30, 2004 as compared to 24.3 for the three months ended June 30, 2003.

The Company’s cancellation rate for the three months ended June 30, 2004 was 12% as compared to 16% for the three months ended June 30, 2003.

William Lyon Homes is primarily engaged in the design, construction and sale of single family detached and attached homes in California, Arizona and Nevada and at June 30, 2004 had 43 sales locations. The Company’s corporate headquarters are located in Newport Beach, California. For more information about the Company and its new home developments, please visit the Company’s website at www.lyonhomes.com.

Certain statements contained in this release that are not historical information contain forward-looking statements. The forward-looking statements involve risks and uncertainties and actual results may differ materially from those projected or implied. Further, certain forward-looking statements are based on assumptions regarding future events which may not prove to be accurate. Factors that may impact such forward-looking statements include, among others, changes in general economic conditions and in the markets in which the Company competes, the outbreak, continuation or escalation of war or other hostilities, including terrorism, involving the United States, changes in mortgage and other interest rates, changes in prices of homebuilding materials, weather, the occurrence of events such as landslides, soil subsidence and earthquakes that are uninsurable, not economically insurable or not subject to effective indemnification agreements, the availability of labor and homebuilding materials, changes in governmental laws and regulations, the timing of receipt of regulatory approvals and the opening of projects, and the availability and cost of land for future development, as well as the other factors discussed in the Company’s reports filed with the Securities and Exchange Commission.